
Great Deals + Cash Back + Earn Stock
Become a Member & you become a Shareholder
GET STARTED >

Today's Top Deals

Beauty encounter	OnlineShoes	123inkjets	avenue
Up to 80% off Top Beauty and Fragrances.	Up to 75% off Spring Sandal Sale.	Up to 75% off Retail on Ink and Toner.	Buy 1 Get 1 75% off Sitewide.
Expires: December 10, 2016	Expires: April 30, 2016 8 days left	Ongoing	Expires: April 24, 2016 2 days left
4.8% Cash Back Rebate			4% Cash Back Rebate

New Stores

HSAstore — 1.6% Cash Back Rebate

Missguided — 6.4% Cash Back Rebate

TLF Apparel — 6.4% Cash Back Rebate

Plonk Wine Club — ecial Rate Cash Back Rebate

Today's Top Stores

Walmart | STAPLES

How iConsumer Works

Save + Earn + Own

Join now and we'll reserve 100 shares of iConsumer stock for you!

Earn 100 MORE shares of stock for each friend you refer. So tell your friends!

The Quick Answer

Shop at over 1,700 stores and get cash back rebates. Use coupons from over 1,700 stores to save money. Earn shares in iConsumer when you get cash back. Earn more shares when the friends you refer earn cash back. And if iConsumer becomes big and valuable, you may sell those shares. Use our site, Android and Apple apps and browser add-ons to make it easy.

The Big Picture

The crowd's creating the biggest, baddest, coolest company ever. Where the 99% make the 1% envious. The crowd builds the company, becomes the customers, owns the company, and if we're successful enough that the company pays dividends or gets sold or goes public in an IPO (think Facebook, Uber, Groupon) the 99% reap the financial rewards of ownership.

Save & Earn Today, Build for Tomorrow

Shareholders (that's you - and being a shareholder is free) save money with coupons and deals. Just like those other guys. Shareholders (that's still you) earn cash back rebates when they shop. We send that cash back to you. Just like those other guys. But, at iConsumer, you're an owner. If we succeed at building something big and valuable, you share financially in that success. Not like the other guys. Not like anything you've ever seen before.

Ownership - The Special Sauce

When you're an owner of something, special things happen. You take pride, you tell your friends, you use it more. Every iConsumer is an owner. Shares. Stock. You'll want to help it grow fast, and that's important. Because bigger is better, and faster is better. The bigger it grows, the faster it grows, the more valuable iConsumer becomes.

So, you've got an opportunity to own a piece of a startup company, for free. That sounds great, but what does it really mean? Most people have never invested in a startup. Heck, many people have never invested in anything. We've created a web site to provide you with tools and knowledge you need to be smart about it. It's called Shareholder Academy and it contains a ton of great information to get you started. www.ShareholderAcademy.com

How Do I Cash In?

The thrills and chills of ownership. By law, you're able to sell your shares. But, we can't promise you that somebody will want to buy them, or how much they'd pay. On the other hand, we really, really want those shares to be valuable, and for lots of people to want to buy them. So we'll be working on that, every day.

*Disclaimer

Become an Owner/Member

Disclaimer

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1652350/000164460016000114/0001644600-16-000114-index.htm.